                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:


[ ]   Preliminary Proxy Statement          [ ]   Confidential, for Use of the
                                                 Commission Only (as permitted
[X]   Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-12


                             ENERGY PARTNERS, LTD.

                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

        (2)  Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)  Proposed maximum aggregate value of transaction:

        (5)  Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:

        (2)  Form, Schedule or Registration Statement No.:

        (3)  Filing Party:

        (4)  Date Filed:

                          (ENERGY PARTNERS, LTD. LOGO)
                              201 ST. CHARLES AVE.
                                   SUITE 3400
                          NEW ORLEANS, LOUISIANA 70170

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 2002

     Notice is hereby given that the 2002 Annual Meeting of Stockholders of Energy Partners, Ltd. (the "Company"), a Delaware corporation, will be held at the Hotel Inter-Continental, 444 St. Charles Ave., New Orleans, Louisiana 70130, on Thursday, May 9, 2002, at 9:00 a.m., Central Daylight Time, for the following purposes:

          (1) to elect nine (9) directors to hold office until the Annual Meeting of Stockholders in the year 2003 and until their successors are duly elected and qualified;

          (2) to approve the Amended and Restated 2000 Long Term Stock Incentive Plan of the Company;

          (3) to ratify the selection of KPMG LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2002; and

          (4) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     Only stockholders of record at the close of business on March 15, 2002 (the "Record Date") will be entitled to notice of, and to vote at, the 2002 Annual Meeting, or any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after the Record Date. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2002 Annual Meeting for a period of ten (10) days prior to the meeting at the Company's principal executive offices at 201 St. Charles Ave., Suite 3400, New Orleans, Louisiana 70170.

                                          By Order of the Board of Directors,

                                          /s/ John H. Peper

                                          JOHN H. PEPER
                                          Corporate Secretary and Executive Vice
                                          President
                                          of Law and Business Development

New Orleans, Louisiana
March 29, 2002

PLEASE RETURN THE ENCLOSED PROXY CARD TODAY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE 2002 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                             ENERGY PARTNERS, LTD.
                             201 ST. CHARLES AVENUE
                                   SUITE 3400
                          NEW ORLEANS, LOUISIANA 70170

     The 2001 Annual Report to Stockholders, including audited financial statements, is being mailed to stockholders, together with these proxy materials, on or about March 29, 2002.

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 2002

     This Proxy Statement is furnished to the stockholders of Energy Partners, Ltd. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 9, 2002 at the Hotel Inter-Continental, 444 St. Charles Ave., New Orleans, Louisiana 70130 at 9:00 a.m., Central Daylight Time (the "2002 Annual Meeting" or the "Meeting"), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

                         ABOUT THE 2002 ANNUAL MEETING

VOTING PROCEDURES

     Stockholders of record at the close of business on March 15, 2002 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, there were outstanding and entitled to vote 27,477,438 shares of the Company's Common Stock (the "Company Shares"). The holders of a majority of the Company Shares issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum. The person(s) whom the Company appoints to act as inspector(s) of election will treat all Company Shares represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Meeting. The Company Shares present at the meeting, in person or by proxy, that are abstained from voting will be counted as present for determining the existence of a quorum.

     Each of the Company Shares will entitle the holder to one vote. Cumulative voting is not permitted. All matters to be submitted to the stockholders require an affirmative vote of the majority of votes present in person or represented by proxy and entitled to vote. An abstention is counted as a vote against a matter to be presented at the Meeting. A broker non-vote is not entitled to be voted and therefore will not affect the outcome on any proposal in the Proxy Statement. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and the broker has not received voting instructions from the beneficial owner. Votes cast at the meeting will be counted by the inspector(s) of election.

     The Board of Directors is soliciting your proxy on the enclosed Proxy Card to provide you with an opportunity to vote on all matters to come before the meeting, whether or not you attend in person. If you execute and return the enclosed Proxy Card, your shares will be voted as you specify. If you make no specifications, your shares will be voted in accordance with the recommendations of the Board, as set forth below. If you submit a Proxy Card, you may subsequently revoke it by submitting a revised proxy or a written revocation at any time before your original proxy is voted. You may also attend the meeting in person and vote in person by ballot, which would cancel any proxy you previously gave.

     The Board of Directors urges you to vote, and solicits your proxy, as follows:

          (1) FOR the election of nine (9) nominees for membership on the Company's Board of Directors, Messrs. Bachmann, Beutner, Bumgarner, Carter, Gershen, Hall, Hiltz and Phillips and Dr. Kelly, to serve until the Annual Meeting of Stockholders in the year 2003 and until their successors are duly elected and qualified;

          (2) FOR the approval of the Amended and Restated 2000 Long Term Stock Incentive Plan of the Company;

          (3) FOR the ratification of the selection of KPMG LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2002; and

          (4) At the discretion of the designated proxies named on the enclosed Proxy Card, on any other matter that may properly come before the 2002 Annual Meeting, and any adjournment or postponement thereof.

PROXY SOLICITATION

     Your proxy is being solicited by and on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed by the Company for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

                   OWNERSHIP OF COMMON AND PREFERRED STOCK BY
                    MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares of Common Stock and Series D Exchangeable Convertible Preferred Stock beneficially owned by each director; by the Company's Chief Executive Officer; by each other executive officer of the Company; by all directors and executive officers as a group; and by such persons known to the Company to own beneficially more than five (5%) of the outstanding Common Stock of the Company.

     The information set forth below is as of the Record Date and is based upon information supplied or confirmed by the named individuals:

                                                                                   PERCENT OF
                                                        PERCENT OF   CONVERTIBLE   CONVERTIBLE
                                             COMMON       COMMON      PREFERRED     PREFERRED
BENEFICIAL OWNER                             SHARES       SHARES       SHARES        SHARES
----------------                            ---------   ----------   -----------   -----------
Richard A. Bachmann(1)....................  2,529,999       9.1            --            *
Austin M. Beutner(2)(5)...................     11,079         *            --            *
John C. Bumgarner, Jr.(3).................     26,398         *            --            *
Harold D. Carter(3).......................     22,244         *            --            *
Robert D. Gershen(3)(6)...................     11,076         *            --            *
Gary L. Hall(4)(7)........................     42,434         *        17,423          4.5
William O. Hiltz(2)(5)....................    161,404         *            --            *
Dr. Eamon M. Kelly(3).....................     22,244         *            --            *
John G. Phillips(3).......................     22,244         *            --            *
Suzanne V. Baer(8)........................    396,250       1.4            --            *
Clinton W. Coldren(9).....................    471,196       1.7            --            *
John H. Peper(7)..........................      4,337         *         1,020            *
Bruce R. Sidner(7)(10)....................      6,368         *         1,967            *
All directors and executive officers as a
  group (13 persons)......................  3,727,273      13.4        20,411          5.3
Evercore Capital Partners L.P. and
  affiliates(2)(5)(11)....................  9,433,910      33.9            --            *
Energy Income Fund, L.P.(6)(12)...........  4,689,525      16.8            --            *

---------------

  *  Represents beneficial ownership of less than 1%.

 (1) The address for Mr. Bachmann is Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170.

 (2) Includes (a) 8,000 shares of Common Stock subject to options granted under our 2000 Stock Option Plan for Non-Employee Directors to each of Messrs. Beutner and Hiltz, which are currently exercisable, and (b) 3,079 and 3,404 phantom shares accrued for Messrs. Beutner and Hiltz, respectively, under our Stock and Deferral Plan for Non-Employee Directors. Messrs. Beutner and Hiltz have assigned their rights to the stock options and phantom shares to Evercore Partners L.L.C., an affiliate of Evercore Capital Partners L.P. Messrs. Beutner and Hiltz retain shared dispositive power with respect to these securities.

 (3) Includes 8,000 shares of Common Stock subject to options granted under our 2000 Stock Option Plan for Non-Employee Directors to each of Messrs. Bumgarner, Carter, Gershen and Phillips and Dr. Kelly, which are currently exercisable. Also includes 2,753 phantom shares accrued for Mr. Bumgarner under our Stock and Deferral Plan for Non-Employee Directors.

 (4) Mr. Hall, as a trustee, has the shared power to vote an aggregate of 574,931 shares of Common Stock held in two trusts, and the table includes only those shares which Mr. Hall, certain family members and certain entities he controls are entitled to receive upon distribution from the trusts. Excludes 1,790 shares of Common Stock and 1,106 shares of Convertible Preferred Stock beneficially owned by Mr. Hall's eldest son regarding which Mr. Hall disclaims beneficial ownership. Includes Convertible Preferred Stock jointly held by Mr. Hall and his wife and individually by Mr. Hall's wife and Mr. Hall's youngest son. Also includes an aggregate of 13,869 shares of Convertible Preferred Stock held by Houston Explorer Group, L.P., Hall Equities, Inc., Hall Family Trust and Hall Partners, L.P., which Mr. Hall, together with members of his immediate family in certain instances, controls.

 (5) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002, the shares owned by Evercore Capital Partners L.P. and its affiliates ("Evercore") are beneficially owned as follows:

      - Evercore Capital Partners L.P. -- 6,168,263;

      - Evercore Capital Offshore Partners L.P. -- 1,629,686;

      - Evercore Capital Partners (NQ) L.P. -- 1,485,904; and

      - Evercore Co-Investment Partnership L.P. -- 134,057.

      Evercore Partners L.L.C. is the general partner of the first three Evercore entities listed above and has sole voting and dispositive power of their shares, and has sole voting power and shares dispositive power with respect to an additional 16,000 shares. Evercore Co-Investment G.P. L.L.C. is the general partner of Evercore Co-Investment Partnership L.P. and has sole voting and dispositive power with respect to its shares. Messrs. Beutner and Hiltz, each a principal of Evercore, disclaim beneficial ownership of shares of our capital stock owned by Evercore. Their shares in this table do not show the indirect interest of each in the shares held by Evercore. Additionally, Mr. Hiltz acquired 150,000 shares of our Common Stock prior to joining Evercore and prior to Evercore's investment in the Company. Evercore disclaims beneficial ownership of these shares of Common Stock owned by Mr. Hiltz.

 (6) Mr. Gershen, a managing director of the general partner of Energy Income Fund, has the sole power to vote and to dispose of all shares held by Energy Income Fund. The shares shown for Mr. Gershen in this table do not show his indirect interest in the shares held by Energy Income Fund.

 (7) As a result of the acquisition of Hall-Houston Oil Company in January 2002, Messrs. Hall, Peper and Sidner became executive officers of the Company and Mr. Hall was appointed to the Company's Board of Directors.

 (8) Includes 300,000 shares of Common Stock subject to options granted to Ms. Baer under our 2000 Long Term Stock Incentive Plan, which may be exercised within 60 days from March 15, 2002.

 (9) Includes 770 shares beneficially owned by Mr. Coldren's wife, of which Mr. Coldren disclaims beneficial ownership.

(10) Includes 486 shares of Convertible Preferred Stock held in trusts for Mr. Sidner's minor children of which Mr. Sidner is the trustee.

(11) The address for Evercore and its affiliates is 65 East 55th Street, New York, New York 10022.

(12) The address for Energy Income Fund is 136 Dwight Road, Longmeadow, Massachusetts 01106.

        MATTERS TO BE PRESENTED TO THE STOCKHOLDERS AT THE 2002 MEETING

ITEM 1 -- ELECTION OF DIRECTORS

     At the 2002 Annual Meeting, nine (9) directors are to be elected, each of whom will serve until the Annual Meeting of Stockholders in the year 2003 and until their respective successors are duly elected and qualified. The persons named as proxies on the enclosed Proxy Card intend to vote FOR the election of each of the nine (9) nominees listed below, unless otherwise directed.

     The Board has nominated, and the proxies will vote to elect, the following individuals as members of the Board of Directors to serve for a period of one
(1) year and until their respective successors are duly elected and qualified:
Richard A. Bachmann, Austin M. Beutner, John C. Bumgarner, Harold D. Carter, Robert D. Gershen, Gary L. Hall, William O. Hiltz, Dr. Eamon M. Kelly and John
G. Phillips. Each nominee has consented to be nominated and to serve, if elected.

     Under our stockholder agreement, generally, Evercore is entitled to nominate four persons to our Board of Directors. Messrs. Beutner, Bumgarner, Carter and Hiltz were nominated pursuant to this provision. Until the date that Energy Income Fund owns less than 10% of our Common Stock on a fully diluted basis, Energy Income Fund is entitled to nominate one person to our Board of Directors. Mr. Gershen was nominated pursuant to this provision. Under an amendment to our stockholder agreement entered into in connection with the acquisition of Hall-Houston Oil Company ("Hall-Houston"), certain former Hall-Houston shareholders are entitled to nominate one person to our Board of Directors until those shareholders own less than 10% of our Common Stock on a fully diluted basis. Mr. Hall was nominated pursuant to this provision. Our other stockholders are entitled to nominate our three remaining directors. Messrs. Bachmann and Phillips and Dr. Kelly were nominated pursuant to this provision. All of the parties to our stockholder agreement have agreed to cooperate fully with the other stockholders in connection with the voting of their shares of Common Stock. All of the persons listed under "Ownership of Common and Preferred Stock by Management and Certain Beneficial Owners" other than Messrs. Hall, Peper and Sidner (all of whom, as former Hall-Houston shareholders, are third party beneficiaries thereunder), are parties to our stockholder agreement.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NINE (9) NOMINEES: MESSRS. BACHMANN, BEUTNER, BUMGARNER, CARTER, GERSHEN, HALL, HILTZ AND PHILLIPS AND DR. KELLY.

INFORMATION ABOUT THE NOMINEES

     Richard A. Bachmann, age 57, has been president and chief executive officer of the Company and chairman of its Board of Directors since the Company's incorporation in January 1998. Mr. Bachmann began organizing the Company in February 1997. From 1995 to January 1997, he served as director, president and chief operating officer of The Louisiana Land and Exploration Company ("LL&E"), an independent oil and gas exploration company. From 1982 to 1995, Mr. Bachmann held various positions with LL&E, including director, executive vice president, chief financial officer and senior vice president of finance and administration. From 1978 to 1981, Mr. Bachmann was the treasurer of Itel Corporation. Prior to 1978, Mr. Bachmann served with Exxon International, Esso Central America, Esso InterAmerica and Standard Oil of New Jersey. He is also a director of Penn Virginia Corporation and Superior Energy Services, Inc.

     Austin M. Beutner, age 41, has been a director since January 2000. Mr. Beutner is President of Evercore Partners, which he co-founded in 1996. He also serves as co-chairman of Evercore Capital Partners and chairman and chief executive officer of Evercore Ventures. Mr. Beutner serves on the boards of directors of American Media, Inc., Business.com, Inc., Causeway Capital Management LLC, Continental Energy Services, Inc., Earthlink, Inc., eCompanies LLC, Encoda Systems, Inc., Telenet Holding N.V. and Vertis, Inc. He also serves as a trustee of the California Institute of the Arts.

     John C. Bumgarner, Jr., age 59, has been a director since January 2000. Mr. Bumgarner is currently serving as chief operating officer and president of strategic investments for Williams Communications Group, a high technology company. Mr. Bumgarner joined The Williams Companies, Inc. in 1977 and served as senior vice president of Williams Corporate Development and Planning and then served as president of Williams International Company prior to joining Williams Communications in May 2001. Mr. Bumgarner is also a director of Management Planning Systems, Inc., Apco Argentina Inc., PowerTel, Inc. (Australia), James River Coal Company and Stanford Microdevices, Inc. Mr. Bumgarner is a former treasurer of Skelly Oil.

     Harold D. Carter, age 63, has been a director since May 1998. Since 1995, Mr. Carter has been an independent oil and natural gas consultant and investment advisor. Mr. Carter is a director of Brigham Exploration Company, an independent oil and gas exploration company, and former president of Sabine Corporation, an independent oil and gas exploration company.

     Robert D. Gershen, age 48, has been a director since May 1998. Mr. Gershen is president of Associated Energy Managers, LLC, an investment management firm specializing in private equity investments in the energy sector. He is also a managing director of the general partner of Energy Income Fund, an investment fund. Since 1989, Mr. Gershen has managed, through Associated Energy Managers, three funds that invest in energy companies in the United States. Mr. Gershen is also a director of Arlington Oil & Gas Ltd.

     Gary L. Hall, age 52, has been vice chairman of the Company and a director since January 2002, following the closing of the Hall-Houston acquisition. Prior to joining the Company, Mr. Hall had been chairman of the board of directors and chief executive officer of Hall-Houston since it began operations in

1983. He has been involved in the oil and gas exploration and production business in the Gulf of Mexico since 1976, serving in various positions with major integrated and independent energy companies including Mobil Oil Company and Pogo Producing Company.

     William O. Hiltz, age 50, has been a director since November 2000. Mr. Hiltz is a principal of Evercore Partners and has been since joining that firm in October 2000. From April 1995 until October 2000, Mr. Hiltz was a managing director and head of the global energy group for UBS Warburg LLC and its predecessor firms, SBC Warburg Dillon Read and Dillon, Read & Co. Inc.

     Dr. Eamon M. Kelly, age 65, has been a director since May 1998. Since July 1998, Dr. Kelly has been president emeritus at Tulane University, where, from February 1981 until June 1998, he served as president. Dr. Kelly is chairman of the board of the National Science Foundation; professor of international development at the Payson Center for International Development and Technology Transfer at Tulane University; a director of Gabelli Group Capital Partners, Inc. and Gabelli Asset Management, Inc.; and a former director of LL&E.

     John G. Phillips, age 79, has been a director since May 1998. Since 1995, Mr. Phillips has been an independent financial consultant. Mr. Phillips is former chairman, president and chief executive officer of LL&E and, since 1972, continues to serve as a director of the Whitney National Bank and Whitney Holding Corporation. Mr. Phillips retired in 1985.

ITEM 2 -- AMENDED AND RESTATED 2000 LONG TERM STOCK INCENTIVE PLAN

     The Board of Directors recommends a vote FOR the proposal to approve the Amended and Restated 2000 Long Term Stock Incentive Plan of the Company (the "Plan").

     The Plan was approved by the Board of Directors and our stockholders in September 2000. In January 2002, our Board of Directors amended and restated the Plan, which is described more fully below, to provide for limited grants of restricted shares and to increase the number of stock options which may be granted in any year to any individual from 100,000 to 200,000.

     The Board of Directors on March 21, 2002 unanimously approved an amendment of the Plan, subject to stockholder approval, that increased the number of shares of Common Stock issuable pursuant to the Plan to 4,800,000 shares. The number of shares of Common Stock issuable has been increased such that the shares available approximates 10% of the issued and outstanding Common Stock. As of March 21, 2002, after giving effect to the amendment, 2,737,418 shares remain available under the Plan.

     The following summary of the Plan is qualified in its entirety by express reference to the Plan, which is attached as Appendix A to this Proxy Statement.

GENERAL

     The Plan is intended to provide incentives to attract, retain and motivate employees and consultants in order to achieve the Company's long-term growth and profitability objectives. The Plan provides for the grant to eligible persons of stock options, restricted shares and performance shares (the "Awards"). The maximum number of stock options which may be granted to an eligible participant in any calendar year under the Plan is 200,000, and the maximum number of restricted shares which may be granted under the Plan is 20% of the total reserved for issuance under the Plan, in each case subject to certain anti-dilution adjustments, as described below.

ADMINISTRATION AND ELIGIBILITY

     The Plan will be administered by the Compensation Committee or such other Board committee (or the entire Board) as may be designated by the Board (the "Committee"). The Committee will determine which eligible employees, including officers, receive Awards and the types, terms and conditions of Awards. The Committee has the authority to waive conditions relating to an Award or accelerate vesting of Awards. Approximately 149 employees, including officers, are currently eligible to participate in the Plan.

AWARDS

     Both incentive stock options ("ISOs") intended to qualify for special tax treatment in accordance with the Code and nonqualified stock options not intended to qualify for special tax treatment under the Code may be granted under the Plan. The Committee is authorized to set the terms relating to an option, including exercise price and the time and method of exercise. The terms of ISOs will comply with the provisions of Section 422 of the Code. ISOs may only be granted to employees. Awards may be granted alone, in tandem with or in exchange for any other Award.

     Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during the applicable restriction period.

     Performance shares will provide for future issuance of shares to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares will be forfeited upon termination of employment during any applicable performance period. Performance objectives may vary from person to person and will be based upon one or more of the performance criteria set forth in the Plan as the Committee may deem appropriate. The Committee may revise performance objectives if significant events occur which the Committee expects to have a substantial effect on such objectives. However, if the performance shares are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not increase the amount of compensation payable if it would disqualify the Award under
Section 162(m) of the Code.

CHANGE OF CONTROL

     In the event of a change of control, all unvested Awards shall become immediately exercisable, all restrictions shall lapse and any performance criteria shall be deemed satisfied, unless otherwise provided in the applicable Award agreement. For a definition of change of control, see Section 7(b) of the Plan, which is attached as Appendix A to this Proxy Statement.

CAPITAL STRUCTURE CHANGES

     If the Committee determines that any corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the Plan, then the Committee is authorized to make such equitable changes or adjustments as it deems appropriate.

AMENDMENT AND TERMINATION

     The Plan generally may be amended, suspended or terminated by the Board of Directors at any time, in whole or in part.

TERM

     Unless earlier terminated, the Plan will terminate as to future awards on September 12, 2010.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the federal income tax consequences of the Plan, and does not address the consequences under any state, local or foreign tax laws.

  STOCK OPTIONS

     In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company.

     Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

     Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an ISO granted under the Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. The exercise of an ISO will result in an increase in the participant's alternative minimum taxable income.

     If shares of Common Stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Common Stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the participant will recognize ordinary income at the time of disposition, and the Company will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain. Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a capital loss.

     Certain additional rules apply if an option is exercised through the use of shares of Common Stock previously owned by the participant.

  RESTRICTED SHARES

     A participant who receives restricted shares will generally recognize ordinary income at the time that they "vest", i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable. The amount of ordinary income so recognized will be the fair market value of the Common Stock at the time the income is recognized (determined without regard to any restrictions other than restrictions which by their terms will never lapse), less the amount, if any, paid for the restricted shares. This amount is generally deductible for federal income tax purposes by the Company. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

     In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

  PERFORMANCE SHARES

     When a participant receives payment with respect to any performance shares granted to him or her under the Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company.

  PAYMENT OF WITHHOLDING TAXES

     The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the Plan.

NEW PLAN BENEFITS

     The Plan has been in effect since September 2000. During 2001, our current executive officers as a group received an aggregate of 180,000 stock options, and all employees including officers but excluding current executive officers received 337,808 stock options. Information regarding grants to the named executive officers is contained in the Summary Compensation table on page 11. To date during 2002, Ms. Baer and Mr. Coldren each received 75,000 stock options, and Ms. Baer received 6,250 restricted shares, our current executive officers as a group received 525,000 stock options (which includes 200,000, 75,000 and 100,000 stock options granted to Messrs. Hall, Peper and Sidner, respectively, upon their joining the Company following the acquisition of Hall-Houston) and 6,250 restricted shares, and all employees including officers but excluding current executive officers received 514,300 stock options and 27,750 restricted shares.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN.

ITEM 3 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of KPMG LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2002. The persons designated as proxies will vote FOR the ratification of KPMG LLP as the Company's independent certified public accountants, unless otherwise directed. Representatives of KPMG LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

                              CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS

     The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. During calendar year 2001, the Board of Directors held a total of ten (10) meetings, regular and special. All directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors and of the committees on which they served during the period, except for Mr. Bumgarner.

COMMITTEES OF THE BOARD

  THE AUDIT COMMITTEE

     The Board of Directors has an Audit Committee, the current members of which are Messrs. Hiltz (Chairman) and Carter and Dr. Kelly. The Audit Committee has a charter under which its responsibilities and authorities include reviewing our auditing, accounting, financial reporting and internal control functions and making recommendations to the Board for the selection of independent accountants. In addition, the Audit Committee monitors the quality of our accounting principles and financial reporting, as well as the independence of our independent accountants. During fiscal year 2001, the Audit Committee held five (5) meetings.

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding other audit related fees..............   $120,000
                                                               ========
Financial information systems design and implementation.....         --
                                                               ========
All other fees:
  Audit related fees(1).....................................     53,000
  Other non-audit services(2)...............................     10,000
                                                               --------
Total all other fees........................................   $ 63,000
                                                               ========

---------------

(1) Audit related fees consisted of a business risk assessment and operational internal audits.

(2) Other non-audit fees consisted of tax consulting services.

     The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company's principal accountant.

  THE COMPENSATION COMMITTEE

     The Board of Directors also has a Compensation Committee, the current members of which are Messrs. Beutner (Chairman), Bumgarner, Gershen and Phillips. The Compensation Committee has a charter under which its responsibilities and authorities include determining the compensation for all of our executive officers, other than our chairman, president and chief executive officer, and any other employee that the committee may designate from time to time. Our Board of Directors determines the compensation of our chairman, president and chief executive officer. In addition, the committee approves and administers employee benefit plans and takes such other action as may be appropriate or as directed by the Board of Directors to ensure that the compensation policies of the Company are reasonable and fair. During fiscal year 2001, the Compensation Committee held three (3) meetings.

  THE NOMINATING COMMITTEE

     We do not have a Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Beutner, Bumgarner, Gershen and Phillips served as members of the Compensation Committee of the Board of Directors during fiscal year 2001.

     Messrs. Beutner and Hiltz are principals of Evercore Capital Partners, which owns more than 5% of our outstanding Common Stock. Pursuant to our stockholder agreement, we paid an affiliate of Evercore a monitoring fee of $250,000 in 2001. We also paid Evercore Capital Partners an investment banking fee in 2002 for their services in connection with the Hall-Houston acquisition.

     Mr. Gershen is a managing director of the general partner of Energy Income Fund, which owns more than 5% of our outstanding Common Stock. In January 2001, Energy Income Fund exercised an existing warrant and received 466,245 shares of Common Stock.

COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $20,000 and meeting fees of $1,000 for each Board or committee meeting attended (if held on separate dates). Directors may defer all or a portion of their retainer, at the election of each director, up to one half in cash and the remainder in Common Stock (valued at fair market value), and the meeting fees are paid, at the election of each director, in cash or Common Stock (valued at fair market value). Directors are also reimbursed for their reasonable expenses.

     Our 2000 Stock Option Plan for Non-employee Directors provides for automatic grants of stock options to members of the Board of Directors who are not employees of the Company or any subsidiary. An initial grant of a stock option to purchase 4,000 shares of our Common Stock was made to each non-employee director upon consummation of our initial public offering. An initial grant of a stock option to purchase 2,000 shares will also be made to each person who becomes a non-employee director after the effective date upon his or her initial election or appointment. After the initial grant, each non-employee director will receive an additional grant of a stock option to purchase 4,000 shares of our Common Stock immediately following each annual meeting. All stock options granted under the plan will have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant (as determined by the committee appointed to administer the plan), will be fully vested and immediately exercisable and will expire on the earlier of (i) ten years from the date of grant or (ii) 36 months after the optionee ceases to be a director for any reason. The total number of shares of our Common Stock that may be issued under the plan is 250,000, subject to adjustment in the case of certain corporate transactions and events.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION

     The following table sets forth certain summary information for the prior three years concerning the compensation earned by the Company's Chief Executive Officer (Mr. Bachmann) and our four other most highly compensated executive officers who earned in excess of $100,000 in 2001.

                                                                       LONG TERM COMPENSATION
                                                                             AWARDS(1)
                                                                      ------------------------
                                                                                    SECURITIES
                                               ANNUAL COMPENSATION    RESTRICTED    UNDERLYING
                                               --------------------      SHARE       OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR   SALARY($)   BONUS($)   AWARD(S)($)    SARS(#)     COMPENSATION($)(2)
---------------------------             ----   ---------   --------   -----------   ----------   ------------------
Richard A. Bachmann, Chairman.........  2001    320,000    154,000            --     100,000            1,806
  President and Chief Executive         2000    241,666    200,000            --          --            1,806
  Officer                               1999    200,000         --            --          --          193,363
Suzanne V. Baer,......................  2001    200,000     72,000            --      40,000              966
  Executive Vice President and          2000    131,042     50,000     1,530,000     375,000              570
  Chief Financial Officer(3)
Clinton W. Coldren,...................  2001    189,167     60,000            --      40,000              630
  Executive Vice President and          2000    125,000     50,000            --          --              486
  Chief Operating Officer               1999    100,000         --            --          --           40,046
John H. McCandless,...................  2001    167,500     50,000            --      15,000              786
  Vice President(4)                     2000    125,000     50,000            --          --              745
                                        1999    100,000         --            --          --           40,151
Maureen O. Sullivan,..................  2001    175,000     26,000            --      25,000              828
  Vice President, General Counsel and   2000     43,888         --       350,010      20,000               --
  Corporate Secretary(5)

---------------

(1) Under the Plan, all outstanding awards will become fully exercisable at the time of a change of control of the Company.

(2) The following amounts were paid to these individuals on termination of our royalty payment arrangement in 1999: Mr. Bachmann, $193,080; Mr. Coldren, $39,981; and Mr. McCandless, $39,981. The remaining amounts in each year represent the dollar value of term life insurance premiums paid by us for the benefit of the executive officers.

(3) Ms. Baer commenced employment with us in April 2000. In connection with her employment agreement, Ms. Baer was granted 90,000 restricted shares and options to purchase 375,000 shares of stock. One-third of the restricted shares vested upon each of the execution of the employment agreement and the first anniversary of the agreement and the remainder will vest on the second anniversary of the agreement. As of December 31, 2001, the unvested portion of Ms. Baer's restricted shares, 30,000 shares, had a value of $226,500. Dividends, if any, will be paid on the restricted shares at the same rate paid to all stockholders.

(4) Mr. McCandless ceased being an executive officer in March 2001. Amounts for 2001 include payments made to him during the period he was not an executive officer. Mr. McCandless terminated his employment with us effective March 1, 2002.

(5) Ms. Sullivan commenced employment with us in October 2000. In connection with her employment agreement, Ms. Sullivan was granted 23,334 restricted shares and options to purchase 20,000 shares of stock. Approximately 30% of the restricted shares will vest upon the second anniversary of the agreement and the remainder will vest on the third anniversary of the agreement. As of December 31, 2001, the unvested portion of Ms. Sullivan's restricted shares, 23,334 shares, had a value of $176,172. Dividends, if any, will be paid on the restricted shares at the same rate paid to all stockholders. Ms. Sullivan ceased being an executive officer in January 2002 and will terminate her employment with us in March 2002.

INCENTIVE AND OTHER EMPLOYEE BENEFIT PLANS

     The table below sets forth information regarding stock options granted to our Chief Executive Officer and our four other most highly compensated executive officers during the fiscal year ended December 31, 2001. We did not grant any stock appreciation rights during 2001.

                                                                         INDIVIDUAL GRANTS
                                         ---------------------------------------------------------------------------------
                                          NUMBER OF      % OF TOTAL
                                          SECURITIES    OPTIONS/SARS
                                          UNDERLYING     GRANTED TO    EXERCISE OR
                                         OPTIONS/SARS   EMPLOYEES IN   BASE PRICE      EXPIRATION          GRANT DATE
NAME                                      GRANTED(#)    FISCAL YEAR      ($/SH)           DATE         PRESENT VALUE(1)($)
----                                     ------------   ------------   -----------   ---------------   -------------------
Richard A. Bachmann(2).................    100,000          17.1          10.80      April 30, 2011          321,000
Suzanne V. Baer(2).....................     40,000           6.8          10.80      April 30, 2011          129,000
Clinton W. Coldren(2)..................     40,000           6.8          10.80      April 30, 2011          129,000
John H. McCandless(2)..................     15,000           2.6          10.80      April 30, 2011           53,000
Maureen O. Sullivan(3).................     25,000           4.3          10.80      April 30, 2011           89,000

---------------

(1) The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model used the grant date of April 30, 2001, with a grant date stock value of $10.80, it assumed a stock price volatility of 35%, a risk-free rate of return of 4.50% and a dividend of $0 per year. The value has been reduced by approximately 25% to reflect the probability of forfeiture due to termination of employment prior to vesting or of a shortened option term due to termination of employment prior to the expiration date.

(2) One-half of the option is exercisable beginning on April 30, 2004 and the remainder is exercisable beginning on April 30, 2005.

(3) One-third of the option is exercisable beginning on April 30, 2002, one-third is exercisable beginning on April 30, 2003 and the remainder is exercisable beginning on April 30, 2004.

     The table below sets forth information concerning the value of unexercised stock options held by our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2001. No stock options were exercised by any of these individuals during 2001.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS                IN-THE-MONEY OPTIONS
                                                         AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(1)
                                                      ---------------------------   ---------------------------
NAME                                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                  -----------   -------------   -----------   -------------
Richard A. Bachmann.................................         --        100,000           --             --
Suzanne V. Baer.....................................    150,000        265,000           --             --
Clinton W. Coldren..................................         --         40,000           --             --
John H. McCandless..................................         --         15,000           --             --
Maureen O. Sullivan.................................      6,666         38,334           --             --

---------------

(1) Based on the positive difference, if any, between the closing sale price of the Company's Common Stock of $7.55 on December 31, 2001, as reported by the New York Stock Exchange, and the exercise price of such options.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     We have employment and stock ownership agreements with each of our executive officers. Each of the agreements provides that the executive officer will not compete with us for a period of two years following termination of his or her employment. In addition, the Company securities owned by each of the executive officers are subject to restrictions on transfer. The agreements also have the following terms:

     - Mr. Bachmann's agreement expires on November 17, 2003. Under the agreement, Mr. Bachmann is prohibited from soliciting or inducing our employees to discontinue their employment with us and from interfering with our third-party contractual relationships for a period ending two years following his employment with us. Mr. Bachmann must offer a predetermined number of his shares of Common Stock to Evercore or our other management stockholders on resignation or termination for cause.

     - Ms. Baer's agreement expires on April 17, 2003. Under the agreement, Ms. Baer was granted 90,000 restricted shares. One-third of the restricted shares vested upon each of the execution and the first anniversary of the agreement, and the remainder will vest on the second anniversary of the agreement. Ms. Baer also received an option to purchase 375,000 shares of Common Stock, 150,000 at approximately $7.67 per share which vested upon the first anniversary of the agreement, 150,000 at approximately $8.82 per share which vests on the second anniversary of the agreement and 75,000 at approximately $10.14 per share which vests on the third anniversary of the agreement. Ms. Baer must exercise each option within five years from the vesting date or the option will lapse. Any unvested stock options or restricted shares will vest if Ms. Baer is terminated without cause.

     - Mr. Coldren's agreement expires on November 17, 2003. Under the agreement, Mr. Coldren must offer a predetermined number of his shares of Common Stock to Mr. Bachmann, Evercore or our other management stockholders on resignation or termination for cause.

     - The agreement of each of Messrs. Hall, Peper and Sidner expires on January 15, 2005. Under the agreements, Messrs. Hall, Peper and Sidner will receive annual salaries of at least $300,000, $174,000 and $225,000, respectively, and received options to purchase 200,000, 75,000 and 100,000 shares of Common Stock, respectively, at an exercise price equal to $7.98 per share, the market price of the Common Stock on the date of their appointment as executive officers. These options will vest over three years and any unvested options will be forfeited in the case of termination for cause or voluntary termination by the executive officer. Each executive officer must exercise each option within 10 years from the date of the agreement or the option will lapse. The executives may not be involuntarily terminated without cause, except in connection with a change of control, in which case our compensation obligations under the agreements would cease after a 90-day notice period. Upon a change of control of the Company, the executive officers' options and other incentive awards as to which there are no conditions for vesting other than continued employment will become fully vested and become fully exercisable. In addition, each executive officer is prohibited from soliciting or otherwise attempting to induce our other employees to discontinue their relationship with us and from interfering with our third-party contractual relationships for a period ending two years following his employment with us.

     Ms. Sullivan will terminate her employment with us in March 2002. We expect that we will enter into a separation agreement with Ms. Sullivan pursuant to which upon termination of employment she will relinquish her restricted shares and stock options in return for a cash payment.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The following report is submitted by the Compensation Committee for inclusion in this proxy pursuant to the rules of the Securities and Exchange Commission with respect to executive compensation:

     The Compensation Committee (the "Committee") determines the general compensation policies of the Company, determines the compensation to be paid to certain officers and administers the Plan. The Committee is composed of four (4) independent, non-employee directors: Messrs. Beutner, Bumgarner, Gershen and Phillips.

  PHILOSOPHY OF COMPENSATION

     The objectives of the Company's compensation program are (i) to attract and retain the best available executive talent, (ii) to motivate executives to achieve the Company's goals, (iii) to link executive and stockholder interests through performance rewards and (iv) to provide compensation that can recognize individual contributions to corporate objectives. The Committee's compensation philosophy is designed so that a substantial component of each executive's potential annual compensation is entirely dependent upon measurable improvement to shareholder value. The Committee engages outside compensation consultants to assist it in determining appropriate levels of compensation. The Committee expects recommendations from the Company's Chief Executive Officer but exercises its own judgment and makes its own determination.

  TYPES OF COMPENSATION

     The Company provides two main types of compensation:

          (1) annual compensation, consisting of a market-median base salary and an incentive bonus based primarily on the performance of the Company's Common Stock; and

          (2) long-term compensation, consisting of stock options, the value of which are also directly linked to the value of a share of the Company's Common Stock.

  ANNUAL COMPENSATION

     At least once each year, the Committee reviews the Company's executive compensation program. The annual base salary of each executive is determined by an analysis of the compensation paid to other executive officers in similar positions in the energy industry. Market data is derived from a combination of sources, including published survey data for the energy industry and peer group data. A competitive base salary is consistent with the Company's long-term objectives of attracting and retaining highly qualified, competent executives.

     The incentive bonus is particularly aligned with the interests of the Company's stockholders. Incentive bonuses are based on the increase in value of the Company's Common Stock as well as qualitative factors that the Compensation Committee may deem appropriate. Although a target bonus percentage is predetermined for each executive on the basis of market practices, the incentive bonus is not limited to a maximum percentage of salary. The Committee will determine each year whether a threshold level of performance below the Company's objectives is deserving of any bonus percentage, taking into account external factors beyond the control of the executives.

  LONG-TERM COMPENSATION

     The Company adopted the Plan on September 12, 2000, and the shareholders approved it on September 15, 2000. The Plan permits the Committee to select the officers and employees of the Company who will receive awards, to determine the types of awards to be granted to each such person and to establish the terms of each award.

     The Committee considers stock options to be an important part of the Company's long-term incentive program for officers and employees as these awards create an alignment of interests with the Company's stockholders. Because a significant percentage of the Company's Common Stock is owned by the executive officers of the Company, including the Chief Executive Officer, the grant of options to date has been used primarily to attract and retain other officers and employees.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee's compensation philosophy applies in all respects to the Company's Chief Executive Officer, Richard A. Bachmann. Mr. Bachmann's base salary of $320,000 for 2001 was commensurate with the median base salary for chief executive officers of similarly situated exploration and production companies. Mr. Bachmann was awarded a $154,000 bonus in 2001 related in large part to his contribution to the Company's initial public offering in November 2000.

  POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility for federal income taxes of compensation in excess of $1 million paid to a publicly held company's chief executive officer and any of the other four highest-paid executive officers, except for "performance-based" compensation. The Committee is aware of this limitation and intends to consider the effects of Section 162(m) on the Company when making compensation decisions.

                                          Compensation Committee

                                          Austin M. Beutner, Chairman
                                          John C. Bumgarner, Member
                                          Robert D. Gershen, Member
                                          John G. Phillips, Member

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee acts under a written charter adopted and approved by the Board of Directors on September 12, 2000. Each of the members of the Audit Committee is "independent" as defined by New York Stock Exchange standards.

     It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are in all material respects complete and accurate in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations and the Company's Code of Conduct.

     Based on the Audit Committee's review of the audited financial statements as of and for the fiscal year ended December 31, 2001 and its discussions with management regarding such audited financial statements, its receipt of written disclosures and the letter from independent auditors required by Independence Standards Board Standard No. 1, its discussions with the independent auditors regarding such auditor's independence, the matters required to be discussed by the Statement on Auditing Standards 61 and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for such fiscal year.

                                          Audit Committee

                                          William O. Hiltz, Chairman
                                          Harold D. Carter, Member
                                          Dr. Eamon M. Kelly, Member

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative return (assuming reinvestment of any dividends) for the Company, the S&P 500 Index and a peer group composed of ten (10) independent oil and gas exploration and production companies with activities focused in the Gulf of Mexico region (Forest Oil Corporation, The Meridian Resource Corporation, Newfield Exploration Company, Noble Affiliates, Inc., Ocean Energy, Inc., Pogo Producing Company, Spinnaker Exploration Company, Stone Energy Corporation, Houston Exploration Company and Westport Resources Corporation), which the Company believes compete with the Company and are believed by the Company to be companies that analysts would most likely use to compare with an investment in the Company. Two companies included in our peer group in 2000 have been removed in 2001, Chieftain International Inc. because it was acquired in 2001 and EEX Corporation because it divested of all assets in our focus area which is the shallow waters of the Gulf of Mexico. The information contained in this graph was prepared by Research Data Group, Inc.

                COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG ENERGY PARTNERS, LTD., THE S&P 500 INDEX
                                AND A PEER GROUP

                              [PERFORMANCE GRAPH]

* $100 invested on 11/2/00 in stock or on 10/31/00 in index -- including reinvestment of dividends. Fiscal year ending December 31.

---------------------------------------------------------------------------------------------------
                                                               11/2/00       12/00        12/01
---------------------------------------------------------------------------------------------------
 Energy Partners Ltd.                                           100.00        83.75        50.33
 S&P 500                                                        100.00        92.57        81.57
 Peer Group                                                     100.00       126.37       107.71

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. To the Company's knowledge, with respect to the year ended December 31, 2001, all applicable filings were made timely.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For a discussion of certain relationships and related transactions with our directors and greater than 5% shareholders, see "Corporate
Governance -- Compensation Committee Interlocks and Insider Participation."

                                 OTHER MATTERS

     Management of the Company is not aware of other matters to be presented for action at the 2002 Annual Meeting; however, if other matters are presented, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their judgment on such matters.

               STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

     Stockholder proposals intended to be included in the Proxy Statement relating to the Company's 2003 Annual Meeting pursuant to Rule 14a-8 ("Rule 14a-8") under the Securities Exchange Act of 1934, as amended, must be received by the Corporate Secretary of the Company no later than November 29, 2002 and must otherwise comply with Rule 14a-8.

     Any shareholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company's 2003 Annual Meeting must be delivered to the Corporate Secretary of the Company no later than March 10, 2003, but no earlier than February 8, 2003. If such timely notice of a stockholder proposal is not given, the proposal may not be brought before the 2003 Annual Meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal, if presented at the 2003 Annual Meeting.

     PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY TO AVOID UNNECESSARY EXPENSE. ALL STOCKHOLDERS ARE URGED, REGARDLESS OF THE NUMBER OF SHARES OWNED, TO PARTICIPATE IN THE 2002 ANNUAL MEETING BY RETURNING THEIR PROXY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Richard A. Bachmann
                                          RICHARD A. BACHMANN
                                          Chairman of the Board
                                          President and Chief Executive Officer

New Orleans, Louisiana
March 29, 2002

                                                                      APPENDIX A

                             ENERGY PARTNERS, LTD.

            AMENDED AND RESTATED 2000 LONG TERM STOCK INCENTIVE PLAN

     1.  Purposes.

     The purposes of the Amended and Restated 2000 Long Term Stock Incentive Plan are to advance the interests of Energy Partners, Ltd. and its shareholders by providing a means to attract, retain, and motivate employees of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

     2.  Definitions.

     For purposes of the Plan, the following terms shall be defined as set forth below:

          (a) "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan; provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

          (b) "Award" means any Option, Performance Share or Restricted Share granted to an Eligible Person under the Plan.

          (c) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          (d) "Beneficiary" means the person, persons, trust or trusts which have been designated by the Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          (e) "Board" means the Board of Directors of the Company.

          (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

          (g) "Committee" means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, however, that the Committee shall consist of two or more directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable.

          (h) "Company" means Energy Partners, Ltd., a corporation organized under the laws of Delaware, or any successor corporation.

          (i) "Eligible Person" means an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, or a consultant to the Company, a Subsidiary or an Affiliate.

          (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

          (k) "Fair Market Value" means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. If the Shares are listed on any established stock exchange or a national market system, unless otherwise determined by the Committee in good faith, the Fair Market Value of a Share shall mean the closing price of the Share on the date on which it is to be valued hereunder (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange on which the Shares are traded, as such prices are officially quoted on such exchange.

          (l) "ISO" means any option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

          (m) "NQSO" means any Option that is not an ISO.

          (n) "Option" means a right, granted under Section 5(b), to purchase Shares.

          (o) "Participant" means an Eligible Person who has been granted an Award under the Plan.

          (p) "Performance Share" means a performance share granted under
     Section 5(c).

          (q) "Plan" means this Amended and Restated 2000 Long Term Stock Incentive Plan.

          (r) "Restricted Shares" means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

          (s) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          (t) "Shares" means common stock, par value $0.01 per share, of the Company.

          (u) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     3.  Definitions.

     (a) Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

          (i) to select Eligible Persons to whom Awards may be granted;

          (ii) to designate Affiliates;

          (iii) to determine the type or types of Awards to be granted to each Eligible Person;

          (iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price and any bases for adjusting such exercise price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

          (v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

          (vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person;

          (vii) to determine whether, to what extent, and under what circumstances any cash, Shares, other Awards, or other property payable on a deferred basis will be adjusted for interest or earnings equivalents and, if so, the basis for determining such equivalents;

          (viii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

          (ix) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

          (x) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

          (xi) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable; and

          (xii) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

     (b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

     (c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company's independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

     (d) Limitation on Committee's Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, unless the Award Agreement specifically provides otherwise, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

     (e) Quorum, Acts of Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall be acts of the Committee.

     4.  Shares Subject to the Plan.

     (a) Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 4,800,000. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised.

     (b) Subject to adjustment as provided in Section 4(c) hereof, (i) the maximum number of Shares with respect to which Options may be granted during a calendar year to any Eligible Person under this Plan shall be 200,000 Shares and
(ii) the maximum number of Restricted Shares which may be granted shall be limited to 20% of the number of shares reserved for issuance pursuant to Section 4(a) hereof.

     (c) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price relating to any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, in the case of an Award which is intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, such authority shall be subject to Section 3(d) hereof.

     (d) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

     5.  Specific Terms of Awards.

     (a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Eligible Person.

     (b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

          (i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee, and the Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

          (ii) Option Term. The term of each Option shall be determined by the Committee.

          (iii) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, notes or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

          (iv) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

     (c) Performance Shares. The Committee is authorized to grant Performance Shares to Eligible Persons on the following terms and conditions:

          (i) Performance Period and Criteria. The Committee shall determine a performance period (the "Performance Period") of one or more years and shall determine the performance objectives for grants of Performance Shares. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon one or more of the following performance criteria as the Committee may deem appropriate: total stockholder return, earnings, earnings per share, operating income, net income, pro forma net income, return on stockholders' equity, return on designated assets, net asset value, economic value added, revenues, expenses, operating profit margin, operating cash flow, cash flow per share, and net profit margin. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares for which different Performance Periods are prescribed.

          (ii) Award Value. At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met.

          (iii) Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, in the case of an Award which is intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, such authority shall be subject to Section 3(d) hereof.

          (iv) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment during the applicable Performance Period, Performance Shares for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares.

          (v) Payment. Each Performance Share may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or otherwise, commencing as soon as practicable after the end of the relevant Performance Period. The Committee must certify in writing prior to the payment of any Performance Share that the performance objectives and any other material terms were in fact satisfied.

     (d) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

          (i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon. The Committee must certify in writing prior to the lapse of restrictions conditioned on achievement of performance criteria that such performance criteria were in fact satisfied.

          (ii) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends or (and any accrued but unpaid interest or earnings equivalents thereon) that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

          (iii) Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

          (iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred (with or without the crediting of interest or earnings equivalents thereon as determined by the Committee) for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends; provided, however, that any such dividends (and any interest or earnings equivalents credited thereon) shall be subject to forfeiture upon such conditions, if any, as the Committee may specify. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

     6.  Certain Provisions Applicable to Awards.

     (a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per Share exercise price of any Option which is granted in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

     (b) Terms of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

     (c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest or earnings equivalents to be credited with respect to such payments.

     (d) Nontransferability. Unless otherwise set forth by the Committee in an Award Agreement, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his or her guardian or legal representative. An Eligible Person's rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person's creditors.

     7.  Change of Control Provisions.

     (a) Acceleration of Exercisability and Lapse of Restrictions. In the event of a Change of Control, the following acceleration provisions shall apply unless otherwise provided by the Committee at the time of the Award grant:

          All outstanding Awards pursuant to which the Participant may have rights the exercise of which is restricted or limited, shall become fully exercisable at the time of the Change of Control. Unless the right to lapse of restrictions or limitations is waived or deferred by a Participant prior to such lapse, all restrictions or limitations (including risks of forfeiture and deferrals) on outstanding Awards subject to restrictions or limitations under the Plan shall lapse, and all performance criteria and other conditions to payment of Awards under which payments of cash, Shares or other property are subject to conditions shall be deemed to be achieved or fulfilled and shall be waived by the Company at the time of the Change of Control.

     (b) Definitions of Certain Terms. For purposes of this Section 7, the following definitions, in addition to those set forth in Section 2, shall apply:

          (i) "Change of Control" means and shall be deemed to have occurred if:

             (a) any person (within the meaning of the Exchange Act), other than the Company, a Related Party or Evercore Capital Partners, L.P. or its affiliates or any person to whom Evercore Capital Partners, L.P and its affiliates transfer all of their interests in the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
        Act), directly or indirectly, of Voting Securities representing 25 percent or more of the total voting power of all the then-outstanding Voting Securities; or

             (b) the individuals who, as of the effective date of the Plan, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the effective date of the Plan or whose recommendation, election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board; or

             (c) a merger, consolidation, recapitalization or reorganization of the Company or a Subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a Subsidiary is consummated, other than (I) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a Subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 50 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (II) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving entity outstanding immediately after such transaction; or

             (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

          (ii) "Related Party" means (a) a majority-owned subsidiary of the Company; (b) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

          (iii) "Voting Securities" means any securities of the Company which carry the right to vote generally in the election of directors.

     8.  General Provisions.

     (a) Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal or state law.

     (b) No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee's or director's employment or service at any time.

     (c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person's tax obligations.

     (d) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders to the extent such shareholder approval is required under
Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

     (e) No Rights to Awards; No Shareholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

     (f) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

     (g) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

     (h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

     (i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

     (j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of Delaware without giving effect to principles of conflict of laws.

     (k) Effective Date; Plan Termination. The Plan shall become effective as of September 12, 2000 (the "Effective Date"), subject to approval by the vote of the holders of a majority of the shares of stock of the Company within 12 months after the Effective Date. Awards may be made prior to such approval by stockholders, but each such Award shall be subject to the approval of this Plan by the stockholders, and if this Plan shall not be so approved, all Awards granted under this Plan shall be of no effect. The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

     (l) Prior Option. Upon approval of the Plan by stockholders of the Company, the stock option granted to Suzanne Baer on April 17, 2000 shall be considered an Option granted under the Plan.

     (m) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

                                                   Please mark
                                                   your votes as    [X]
                                                   indicated in
                                                   this example

(1) Proposal to approve the election of the following nine (9) nominees for membership on the Company's Board of Directors: Messrs. 01 Richard A. Bachmann; 02 Austin M. Beutner; 03 John C. Bumgarner; 04 Harold D. Carter; 05 Robert D. Gershen; 06 Gary L. Hall, 07 William O. Hiltz; 08 John G. Phillips; and 09 Dr. Eamon M. Kelly, each to serve until the Annual Meeting of Stockholders in the year 2003, and until their successors are duly elected and qualified.

                        FOR                            WITHHOLD
                        [ ]                               [ ]

To withhold authority to vote for any nominee, write the name of that nominee in the space provided below

--------------------------------------------------------------------------------

        PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.

(2) Proposal to approve the Company's Amended and Restated 2000 Long Term Stock Incentive Plan.

                   FOR                   AGAINST                ABSTAIN
                   [ ]                     [ ]                     [ ]

(3) Proposal to ratify the selection of KPMG LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2002.

                   FOR                   AGAINST                ABSTAIN
                   [ ]                     [ ]                     [ ]

(4) To consider and take action upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

                   FOR                   AGAINST                ABSTAIN
                   [ ]                     [ ]                     [ ]


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, AND 4. Receipt of the proxy statement, dated March 29, 2002, is hereby acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the board of directors' recommendation. The proxies cannot vote your shares unless you sign and return this card.

Signature                            Signature                       Date
          ----------------------              ---------------------      -------

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon.


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                              ENERGY PARTNERS, LTD.
                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 9, 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of Energy Partners, Ltd., a Delaware corporation ("EPL"), hereby appoints Richard A. Bachmann and John G. Phillips, or either of them, as proxies, each with power to act without the other and with full power of substitution, on behalf of the undersigned to vote the number of shares of Common Stock of EPL that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Energy Partners, Ltd. to be held on Thursday, May 9, 2002 at~9:00 a.m. Central Daylight Time, at the Hotel Inter-Continental, 444 St. Charles Ave., New Orleans, Louisiana 70130 and at any adjournment or postponement thereof, on the following matters:


                 (Continued and to be signed on the other side)


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o